AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7 , 2003

                          REGISTRATION NO. 333-108270



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 _______________

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 _______________

                             PEGASUS SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE     7389     75-2605174
(State or other     (Primary Standard Industrial     (I.R.S.Employer
jurisdiction of     Classification Code Number   Identification No.)
incorporation or organization)     )


                               CAMPBELL CENTRE I
                   8350 NORTH CENTRAL EXPRESSWAY, SUITE 1900
                              DALLAS, TEXAS 75206
                                 (214) 234-4000
                (Address, including zip code, telephone number,
        including area code, of registrant's principal executive office)

                               JOHN F. DAVIS, III
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            PEGASUS SOLUTIONS, INC.
                               CAMPBELL CENTRE I
                   8350 NORTH CENTRAL EXPRESSWAY, SUITE 1900
                              DALLAS, TEXAS 75206
                                 (214) 234-4000
             (Name, address, including zip code, telephone number,
                   including area code, of agent for service)

                                _______________

                                   COPIES TO:
                                  WHIT ROBERTS
                                JOHN B. MCKNIGHT
                            Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                                 (214) 740-8000
                                _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                _______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                _______________
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            SUBJECT TO COMPLETION, DATED NOVEMBER 7 , 2003


The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS

                             PEGASUS SOLUTIONS INC.

                                   $75,000,000
                          (AGGREGATE PRINCIPAL AMOUNT)

              3.875% CONVERTIBLE SENIOR NOTES DUE JULY 15, 2023 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     We  issued  the notes in a private placement in July 2003.  This prospectus
     ---------------------------------------------------------------------------
will  be  used  by  selling securityholders to resell their notes and the common
 -------------------------------------------------------------------------------
stock issuable upon conversion of their notes.  We will not receive any proceeds
 -------------------------------------------------------------------------------
from  this  offering.
---------------------

We will pay cash interest on the notes on January 15 and July 15 of each year, beginning January 15, 2004. The notes are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on July 15, 2023. We may redeem all or a portion of the notes on or after July 15, 2008, at 100% of the principal amount of the notes plus any accrued and unpaid interest.

Under certain circumstances set forth in this prospectus, the notes are convertible into shares of our common stock prior to maturity at a conversion rate of 49.6808 shares of common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of $20.13 per share), subject to adjustment under certain circumstances described in this prospectus. This prospectus covers the resale of all of such shares of common stock, which based on the aforementioned conversion rate is 3,726,060 shares of common stock.

The notes are general unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness and our other general unsecured obligations, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to all of our senior secured indebtedness, and are subordinated to indebtedness and liabilities of our subsidiaries. Holders may require us to purchase all or part of the notes, for cash, at a purchase price of 100% of the principal amount per note plus accrued and unpaid interest on July 16, 2008, July 16, 2013 and July 16, 2018 or upon a fundamental change.

Our common stock is listed on the Nasdaq National Market under the symbol "PEGS." On November 4 , 2003, the last reported sale price of our common stock on the Nasdaq National Market was $11.55 per share.

     INVESTING IN THE SECURITIES OFFERED BY THE SELLING SECURITYHOLDERS UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


               THE DATE OF THIS PROSPECTUS IS NOVEMBER ___, 2003.

                                TABLE OF CONTENTS

      PAGE
     -----
Where  You  Can  Find  More  Information                              2
Information  Incorporated  by  Reference                              2
Note  Regarding  Forward-Looking  Statements                          3
Prospectus  Summary                                                   5
Risk  Factors                                                         10
Ratio  of  Earnings  to  Fixed  Charges                               19
Use  of  Proceeds                                                     19
Description  of  the  Notes                                           19
Description  of  Capital  Stock                                       39
Certain  United  States  Federal  Income  Tax  Considerations         41
Selling  Securityholders                                              47
Plan  of  Distribution                                                49
Legal  Matters                                                        51
Experts                                                               51

     In this prospectus, unless otherwise specified, particularly under "Description of Notes" in this prospectus, "Pegasus," "we," "us" and "our" refer to Pegasus Solutions, Inc., a Delaware corporation, and its predecessors and consolidated subsidiaries.

     We own or have rights to various trademarks and brand names, which are used in this prospectus, that we use in conjunction with the sale of our products and services. This prospectus may also include trademarks and brand or trade names of companies other than Pegasus, which are the property of their respective owners.

                       WHERE YOU CAN FIND MORE INFORMATION

     Pegasus files annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission, or the SEC. The file number for our SEC filings is 000-22935. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You also can find Pegasus SEC filings at the SEC's website at http://www.sec.gov.

     Pegasus common stock is quoted on the Nasdaq National Market under the trading symbol "PEGS." Reports, proxy statements and other information about Pegasus may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us and our securities, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that we file with the SEC. We incorporate by reference the documents listed below, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than information furnished under Items 9 or 12 of our Current Reports on Form 8-K, until the offering of the securities offered hereby is terminated:

(1)  Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

(2) The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on August 4, 1997;

(3) The description of the rights to purchase Series A Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on October 9, 1998;

(4) Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003; and

(5) Our current reports on Form 8-K dated February 4, 2003, April 30, 2003 (other than Item 9 of such report), July 1, 2003 (other than Item 9 of such report), July 14, 2003, July 15, 2003, August 5, 2003 (other than Item 12 of such report), October 28, 2003 (other than Item 12 of such report), and November 5, 2003 (other than Item 9 of such report) .

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to you, upon your written or oral request, a copy of any or all of the information incorporated by reference in this prospectus. Requests should be directed to:

                             Pegasus Solutions, Inc.
                                Campbell Centre I
                    8350 North Central Expressway, Suite 1900
                               Dallas, Texas 75206
                             Attention: Ric L. Floyd
                                 (214) 234-4000

     You should rely only on the information contained or incorporated by reference in this prospectus. Pegasus has not authorized anyone to provide you with different information. This prospectus is dated November ___, 2003.
You should not assume that the information contained in this prospectus is Accurate as of any date other than that date, or that any information incorporated by reference is accurate as of any date other than the date of the related document.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "plan," "estimate," "project," or similar expressions. These forward-looking statements involve risks and uncertainties such as changes in general economic conditions, variation in demand for our products and services and in the timing of our sales, changes in product and price competition for existing and new competitors, changes in our level of operating expenditures, delays in developing, marketing and deploying new products and services, terrorist activities, action by U.S. or other military forces, global health epidemics, changes in hotel room rates, capacity adjustments by airlines, negative trends in the overall demand for travel, other adverse changes in general market conditions for business and leisure travel, as well as other risks and uncertainties described in or incorporated by reference into this prospectus.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the SEC. See "Information Incorporated by Reference."

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus about our company. This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the Risk Factors section beginning on page 10, and the financial data and related notes included in this prospectus and incorporated by reference herein, before making an investment decision.

                             PEGASUS SOLUTIONS, INC.

OUR  BUSINESS

     Pegasus is a leading provider of hotel room reservation services, reservation technology systems and hotel representation services for the global hospitality industry. Our customers and distribution channels include:

- Tens of thousands of travel agency locations around the world, including the 10 largest U.S.-based travel agencies based on revenues;

- More than 48,000 hotel properties around the globe, including the 50 largest hotel brands in the world based on total number of guest rooms; and

- Thousands of Web sites that have their hotel reservations "Powered by Pegasus(TM)".

     Our services generate multiple revenue opportunities for each hotel reservation transaction. These services include outsourced central reservation systems, or CRS, electronic distribution connectivity, travel agent commission processing and property management system, or PMS, solutions to the global hotel industry. We also provide hotel representation services under the Utell brand name to nearly 4,500 hotel properties around the world. Listed below is a brief description of our service offerings:

     Central Reservation Systems. We provide our CRS service on an application service provider basis to approximately 8,000 hotel properties, representing approximately 1.4 million hotel rooms worldwide. We also provide CRS software licenses to an additional 20 hotel brands, representing approximately 12,000 properties.

     Electronic Distribution. We provide a seamless electronic connection between a hotel's CRS and a variety of hotel room distribution channels. Our electronic distribution service is linked to the four major GDSs and, therefore, connects our hotel customers to travel agents around the world. This service also provides travel-related Internet sites on-line hotel reservation capability.

     Financial Services. We are the leader in hotel commission payment processing. We provide comprehensive commission payment, processing and management solutions to more than 35,000 participating hotel properties, other travel suppliers and travel agency customers in more than 200 countries. We also offer our payment processing services under the name PegsPay primarily to travel distributors.

     Property Management Systems. We operate an Internet-based, hospitality enterprise system, PegasusCentral(TM) which is a property management system available on an application service provider basis over the Internet. This feature enables hotels to implement our software without a significant initial investment or training commitment. In addition, PegasusCentral provides both CRS and PMS functions from a central database. Inter-Continental Hotel Group named PegasusCentral as one of two preferred PMS standards for its more than 2,500 Holiday Inn and Holiday Inn Express properties.

     Utell. We are the world's largest hotel representation company. We provide marketing, sales and reservations services to nearly 4,500 independent hotels around the world. Many independent hotels and small hotel chains do not have the resources to effectively promote and sell their rooms. For these hotels, Utell provides global exposure through marketing programs, sales representation, a voice reservation network with local language capabilities and GDS and Internet distribution.

OUR  STRATEGY

     Our goal is to be the leading provider of transaction processing services and technology solutions in hotel room distribution and to be the leading provider of hotel representation and marketing services to independent hotels and small hotel chains. We believe our central role as a service provider to the hospitality industry positions us well to achieve this goal. Key elements of our strategy include the following:

- Develop Leading Technologies. We strive to develop new technologies, services and solutions to meet the changing needs of our current and prospective customers. Our web-based PMS PegasusCentral(TM) offers a comprehensive suite of hotel management, reservation processing and customer relationship management tools. This technology is currently operating in limited-service hotels, and we continue development efforts to expand its functionality, including a European offering. We also developed PegsPay, a new service that provides merchant model payment services to travel distributors.

- Expand Hotel Room Distribution Channels. We intend to expand our hotel information database and increase the number of distribution channels providing hotel room reservation services for individual travelers over the Internet, for convention and other large meeting organizers and for corporate travel departments. We also expect to further expand the use of our online distribution service by third-party Web sites such as Expedia.com and Orbitz.com and our affiliate, Travelweb.com. Our goal is to create recurring transaction fee revenue opportunities through virtually all of the distribution channels through which electronic hotel room reservations occur.

- Grow Our Revenue Base. We intend to expand our revenue base domestically and internationally by adding customers and by cross-selling new and existing services to our current and future customers. New services such as PegasusCentral and PegsPay will provide us with opportunities to sell new services to existing customers. Additionally, we can increase our revenue base by bundling our services to provide comprehensive solutions for both new and existing customers.

- Build Strategic Alliances and Pursue Acquisition Opportunities. To enhance the functionality and market presence of our services, we seek to build strategic alliances with other participants in the hotel industry, including those providing information technology services and travel-related Internet-based services. We believe that these relationships increase brand recognition of our services and help to expand our customer base. We may also seek to acquire assets, technology and businesses that provide complementary services to our existing customers or access to other new travel related markets and customers.

- Maintain World Class Operations. We are committed to providing world class technology solutions to our customers. As part of this commitment, we invested in significant enhancements to our data center in Scottsdale, Arizona during 2002. These enhancements include multiple levels of redundancy for all of our mission critical systems as well as backup for both electrical and communication services.

- Grow Hotel Representation Business. We plan to increase the number of reservations made on behalf of existing customers by focusing on travel agency relationships. Through initiatives such as automating the commission payment process, classifying hotels to facilitate the selection process and offering inventory to key gateway locations, we hope to entice travel agents to make more reservations at Utell member hotels. We also plan to strategically add new hotels to our Utell portfolio. The additional hotels are expected to target high demand locations that are currently underserved by the Utell offering.

STRATEGIC  INTEGRATION

     Previously, our services were organized into two business segments - technology and hospitality. On February 4, 2003, we announced a strategic reorganization to integrate our technology and hospitality segments into one operating unit. As a result, we are integrating support functions, including consolidating sales and marketing, product development, service delivery, reservation/data management, information technology, finance and human resources functions. The integration plan continues our existing strategy of better aligning our businesses with our customers' needs, thus allowing for future revenue growth and the realization of further synergies as one fully integrated company. This plan includes the elimination of redundant positions and the consolidation of some functions and facilities .

OUR  CORPORATION  INFORMATION

     Pegasus Solutions, Inc., a Delaware corporation, was incorporated in 1995. Our executive offices are located at Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206, and our telephone number is (214) 234-4000. Our Internet address is www.pegs.com. The information on our website
                                    --------
is not, and you should not consider such information to be, a part of this prospectus.

                               TERMS OF THE NOTES

          This prospectus covers the resale of $75,000,000 aggregate principal amount of the notes and 3,726,060 shares of our common stock, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of a stock split, stock dividend, recapitalization or other event described in this prospectus.

          We issued and sold $75,000,000 aggregate principal amount of the notes on July 21, 2003, in a private offering to Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Thomas Weisel Partners LLC (the "Initial Purchasers"). We were told by the Initial Purchasers that the notes were resold in transactions which were exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

          Shares of the common stock may be offered by the selling securityholders following the conversion of the notes.

          The following is a brief summary of the terms of the notes. For a more complete description of the notes, see the section entitled "Description of the Notes" in this prospectus.


Notes     $75,000,000  aggregate  principal amount of 3.875% Convertible Senior
Notes  due  July  15,  2023.


Maturity     July  15,  2023.


Ranking     The  notes are our general unsecured obligations, ranking on parity in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to any of our secured senior indebtedness to the extent of the assets securing such indebtedness and to the claims of all creditors of our subsidiaries.


Interest     The  notes  bear  interest  at a fixed annual rate of 3.875% to be paid semiannually in arrears in cash every July 15 and January 15 of each year, beginning on January 15, 2004. Interest is computed semi-annually on the basis of a 360-day year comprised of twelve 30-day months.


Conversion  Rights     Holders  may convert the notes into shares of our common
stock  only:


     - during any calendar quarter if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 120% of the conversion price in effect on that 30th trading day;

     -  if  we  have  called  those  notes  for  redemption;  or


     - upon the occurrence of specified corporate transactions described under "Description of Notes - Conversion Rights - Conversion Upon Specified Corporate Transactions."


     The notes have an initial conversion rate of 49.6808 shares of common stock per $1,000 principal amount of notes converted, which represents an initial conversion price of $20.13 per share. The conversion rate, and thus the conversion price, are subject to adjustment under certain circumstances.


     Upon conversion, a holder will not receive any payment representing accrued and unpaid interest or additional amounts, if any.


Sinking  Fund     None.


Optional  Redemption     On  or  after  July  15,  2008, upon at least 30 days'
notice, we may redeem for cash all or a portion of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to but excluding the redemption date. See "Description of Notes - Redemption at Our Option."


Purchase  of  Notes  at  Holder's
Option     Holders of the notes have the right to require us to purchase all or a portion of their notes for cash on July 16, 2008, July 16, 2013 and July 16, 2018, each of which we refer to as a purchase date. In each case, upon at least five business days' prior notice we will pay a purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest and additional amounts, if any, to but excluding the purchase date. See "Description of Notes - Purchase of Notes at a Holder's Option" and "Risk Factors - We may be unable to repay or purchase the principal amount of the notes."


Fundamental  Change     Upon  the  occurrence  of  a  fundamental  change,  as
described in this prospectus, and before the maturity or redemption of the notes, a holder will have the right to require us to purchase for cash all or part of the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any. See "Description of the Notes - Purchase of Notes at a Holder's Option Upon a Fundamental Change" and "Risk Factors - We may be unable to repay or purchase the principal amount of the notes."


Registration Rights We have agreed to file with the SEC, within 90 days after the original issuance of the notes, and use our reasonable best efforts to cause to become effective within 180 days after the original issuance of the notes, the registration statement of which this prospectus is a part. We have agreed to use our reasonable best efforts to keep this registration statement effective until the earliest of:

     - some transfer restrictions on the notes and the shares of our common stock into which the notes are convertible (which we sometimes refer to as the "conversion shares") are terminated as a result of the application of Rule 144(k);

     - the date when the holders of the notes and the conversion shares have been resold pursuant to Rule 144 under the Securities Act;

     - the date when all of the notes and the conversion shares are registered under the registration statement and disposed of in accordance with the registration statement; and

     - the date when all of the notes and the conversion shares have ceased to be outstanding (whether as a result of redemption, purchase and cancellation, conversion or otherwise).

                       See  "Description  of  Notes  - Registration Rights."


Book-Entry  Form     The  notes  were  issued  in  book-entry  form  and  are
represented by a permanent global certificate deposited with, or on behalf of, The Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.


Trading     The  notes are new securities and there is currently no established market for the notes. Further, no assurance can be given as to the liquidity or trading market for the notes. The Initial Purchasers of the notes have advised us that they currently intend to make a market in the notes. However, the Initial Purchasers are not obligated to do so and may discontinue any market making with respect to the notes without notice. We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system.


Nasdaq  National  Market  Symbol
Of  our  Common  Stock     PEGS

                                  RISK FACTORS

     In deciding whether to purchase our securities, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included or incorporated by reference in this prospectus.

                          RISKS RELATED TO OUR INDUSTRY

THE WEAK ECONOMIC CLIMATE AND OTHER WORLD EVENTS MAY ADVERSELY AFFECT OUR STOCK PRICE, OPERATIONS AND FINANCIAL PERFORMANCE.

     The weak economic climate and the other world events, such as continuing terrorist threat alerts, the war in Iraq and continuing geopolitical uncertainty, have adversely impacted the travel industry and our business. These events were preceded by the terrorist attacks of September 11, 2001, which resulted in sharp declines in both the number of hotel room reservations and the average daily rate charged for hotel rooms. The overall long-term impact of these events on Pegasus and the travel industry is uncertain, but their continued existence is likely to have a material adverse effect on our operations, financial performance and stock price.

AS NEARLY ALL OF OUR REVENUES ARE DERIVED FROM THE HOTEL INDUSTRY, A DOWNTURN IN THE HOTEL INDUSTRY WOULD LIKELY ADVERSELY AFFECT OUR BUSINESS.

     Nearly all of our revenues are directly or indirectly dependent on the hotel industry, which is highly sensitive to any change in the economic conditions affecting business and leisure travel as well as the matters addressed in the preceding risk factor. The hotel industry is susceptible to rapid and unexpected downturns, as experienced after the events of September 11, 2001, the war in Iraq, and the SARS health crisis. In the event of any further downturn in the hotel industry, we would likely experience significantly reduced revenues, as the use of our services and the demand for our future services and solutions would decline. A continued downturn in the hotel industry or any reduction in the demand for hotel rooms and travel generally, would negatively impact our business, operating results and financial condition. Many factors affect the hotel industry, most of which are beyond our control. The hotel industry and demand for hotel rooms or travel may be affected by, among other things:

- General economic conditions including recession, inflation and currency fluctuations

-     Political  instability

-     Global  or  regional  health  issues

-     Gasoline  and  aviation  fuel  price  escalation

-     Labor  strikes

-     Instability  in  the  airline  industry

We may experience substantial period-to-period fluctuations in our results of operations as a consequence of these factors and others and the general economic conditions affecting the demand for hotel rooms and travel.

REDUCTIONS IN ROOM RATES AND HOTEL COMMISSION PAYMENTS WOULD REDUCE OUR REVENUES AND NET INCOME.

     Pegasus Financial Services, which includes our commission processing service, derives revenues based on the dollar value of travel agency commissions paid by hotels. The dollar value of these commissions is based on the number of reservations, the length of stay and the room rate. Approximately 17 percent of our service revenue in 2002 was attributable to Pegasus Financial Services. If there is any decline in average daily room rates, change in the commission payment process, reduction in the amount of commissions paid to travel agencies or any increase in the direct distribution of rooms by hotels, our revenues and net income could substantially decrease. Hotels typically are under no contractual obligation to pay room reservation commissions to travel agencies. Hotels could elect to reduce the current industry customary commission rate of 10 percent, limit the maximum commission generally paid for a hotel room reservation or eliminate commissions entirely. Hotels increasingly utilize other direct distribution channels, like the Internet, or offer negotiated rates to major corporate customers that are non-commissionable to travel agencies. Reductions in room rates as well as efforts to reduce hotel reservation commissions could adversely affect our business, operating results and financial condition.

CONSOLIDATION IN THE HOTEL INDUSTRY AND ELECTRONIC RESERVATIONS INDUSTRY COULD RESULT IN REDUCED REVENUES.

     We offer volume-based discounting for some of our fees. The recent consolidation in the hotel industry has resulted in a higher percentage of discounted fees, and this trend could continue. In addition, the GDS industry has consolidated into four major GDSs. If further consolidation occurs, the value of our services and the benefits to hotel operators of utilizing our GDS electronic distribution service would be reduced. Any potential decrease in our customer base or any potential increase in the percentage of discounted fees may adversely affect the profitability of our business.

                          RISKS RELATED TO THE COMPANY

LOSS OF OUR ARRANGEMENTS WITH KEY CUSTOMERS AND THIRD-PARTY SERVICE ARRANGEMENTS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business is dependent upon our customer arrangements with hotel chains, independent hotels, hotel representation firms, travel management companies, travel agencies, travel agency consortia, global distribution systems, travel-related Web sites and Internet-based information and reservation systems. In the future, our customers may elect to perform certain functions themselves, may circumvent our services, may select the services of competing companies or we may otherwise be unable to continue or renew these arrangements on favorable terms or initiate new arrangements. In 2002, our two largest CRS customers, Prime and Hilton, elected to take their reservation systems in-house. As a result of these customer losses and other factors, in recent quarters we have experienced some year over year revenue declines . If we are unable to renew, continue or initiate customer arrangements on a favorable basis, it could result in a significant reduction in our customer base and revenue sources.

     We also rely on third parties to provide remittance and worldwide currency exchange services for our commission processing service and for facility maintenance, SAP hosting and disaster recovery services for the computer and voice/data communications systems used in all of our services. If we are unable to renew or extend our contracts with existing third-party service providers or enter into contracts with alternate service providers on favorable terms, it could adversely affect our business, operating results and financial condition.

UNEXPECTED COSTS MAY IMPACT THE EXPECTED BENEFITS AND COST SAVINGS OF OUR RECENTLY ANNOUNCED RESTRUCTURING AND MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL PERFORMANCE.

     On February 4, 2003, we announced a strategic integration plan designed to operate our business in the most cost efficient manner. This restructuring may require additional management attention and financial resources, possibly impacting our existing operations. Additionally, even if we are able to realize the cost savings and other benefits expected from the restructuring, we may have other unexpected expenses which may adversely effect our financial performance.

IF WE DO NOT DEVELOP NEW TECHNOLOGIES AND SERVICES THAT MEET THE CHANGING NEEDS OF PARTICIPANTS IN THE HOTEL INDUSTRY OR THE NEW TECHNOLOGIES AND SERVICES WE DEVELOP ARE NOT UTILIZED, WE MAY BE UNABLE TO COMPETE EFFECTIVELY AND OUR CONTINUING OPERATIONS MAY BE ADVERSELY AFFECTED.

     Our future success depends on our ability to develop leading technologies, enhance our existing services and develop and introduce new services. In particular, our technologies and services must meet the needs of our current and prospective customers. They also must continue to meet the demands of technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although we strive to be a technological leader, future technology advances may not complement or be compatible with our services. In addition, we may be unable to economically and timely incorporate technology changes and advances into our business. We may be unsuccessful in effectively using new technologies, adapting our services to emerging industry standards or developing, introducing and marketing service enhancements or new services.

     We also may experience difficulties that could delay or prevent the successful development or introduction of these services. It also is possible that a new service, while achieving a technological success, may fail to be accepted and utilized by prospective customers. If we are unable to develop and introduce new services or enhance existing services on a timely and cost-effective basis or if new services do not achieve market acceptance, it could adversely affect our ability to compete in the marketplace and negatively affect our business, operating results and financial condition.

OUR COMPUTER SYSTEMS AND DATABASES MAY SUFFER SYSTEM FAILURES, BUSINESS INTERRUPTIONS OR SECURITY BREACHES THAT COULD IMPEDE OUR ABILITY TO SERVICE OUR CUSTOMERS AND COULD NEGATIVELY IMPACT OUR BUSINESS.

     Our operations depend on our ability to protect our computer systems and databases against damage or system interruptions from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. A significant amount of our computer equipment is located in Scottsdale and Phoenix, Arizona. Any unanticipated problems may cause a significant system outage or data loss. Despite the implementation of security measures, our infrastructure may also be vulnerable to break-ins, computer viruses or other disruptions caused by our customers or others. Our infrastructure may also fail to provide consistent dependable service as a result of circumstances both in and out of our control. Any damage to our databases, failure of communication links, security breach or other loss that causes interruptions in our operations could adversely affect our business, operating results and financial condition.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN DELIVERING SERVICES AND SOLUTIONS TO THE HOTEL INDUSTRY, WE MAY LOSE MARKET SHARE AND BE FORCED TO REDUCE THE PRICES OF OUR SERVICES.

     We compete in markets that are rapidly evolving, intensely competitive and involve continually changing technology and industry standards. We may experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than we possess. Competitive pressures could reduce our market share or require us to reduce the prices of our services. Our inability to compete effectively with these services could adversely affect our business, operating results and financial condition.

WE MAY NOT HAVE THE RESOURCES TO MANAGE EFFECTIVELY OUR GROWTH, AND OUR LIMITED EXPERIENCE IN MANAGING AND INTEGRATING ORGANIZATIONS MAY CAUSE FUTURE ACQUISITIONS OR JOINT VENTURES TO DISRUPT OUR OPERATIONS AND IMPEDE OUR OPERATING RESULTS.

     Our potential future growth may place significant demands on management as well as on our administrative, operational and financial resources. Expanding our business to take advantage of new market opportunities will require significant management attention and financial resources, possibly adversely impacting our existing operations.

     In addition, we regularly evaluate acquisition and joint venture opportunities and in the future may make acquisitions of other companies or technologies or enter into joint ventures, which will involve many risks including:

- Difficulty in integrating or otherwise assimilating technologies, products, personnel and operations

-     Diversion  of  management's  attention  from  other  business  concerns

- Issuance of dilutive equity securities and the incurrence of debt or contingent liabilities

- Large write-offs and amortization expense related to identifiable intangible assets

-     Loss  of  key  employees  of  acquired  organizations

-     Risks  of entering markets in which we have no or limited prior experience

-     Payments  of  cash  and  the assumption of liabilities of other businesses

     Our inability to manage growth or to integrate any future acquisitions or joint ventures could adversely affect our business, operating results and financial condition.

BECAUSE OUR EXPENSES ARE LARGELY FIXED IN THE SHORT-TERM AND WE CANNOT ACCURATELY PREDICT OUR COMPETITIVE ENVIRONMENT, UNEXPECTED REVENUE SHORTFALLS AND QUARTERLY VARIATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     Our expense levels are based primarily on our estimate of future revenues and are largely fixed in the short-term. In the future, we may not accurately predict the introduction of new or enhanced services by us or our competitors or the degree of customer acceptance of new services. In the short-term, we may also be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. This could adversely impact our business, operating results and financial condition.

     It is possible that in one or more future quarters our results may fall below the expectations of securities analysts or investors. In addition, our operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside of our control. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance.

WE ARE EXPOSED TO CREDIT RISK FROM HOTELS, TRAVEL-RELATED WEB SITES AND OTHER CUSTOMERS.

     Many of our customers are independent hotels, travel-related Web sites and other travel industry participants that are particularly exposed to any downturn in the economy and other factors that adversely impact the hotel industry. Some of these customers may have inadequate financial strength to make current payments to us or remain as going concerns. In some instances we may be unable to collect payments from these customers or we may extend credit to them in the form of unsecured promissory notes or otherwise. Even though we have policies in place to reduce our exposure to credit risk and have not experienced any degradation in overall collectibility of accounts receivable, our inability to collect payments from these customers in the future could result in a material adverse effect on our business, operating results and financial condition.

     As of June 30, 2003, we had accounts receivable as a result of our ongoing operations of approximately $29.5 million. Additionally, we had notes receivable of approximately $9.0 million at June 30, 2003, primarily related to the sale of business units to Indecorp Corporation. Our receivables, including the amounts due and payable to us by Indecorp, are monitored by management for collectibility. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of parties to make required payments, including the amounts payable by Indecorp under promissory notes payable to us. These estimates of losses require judgments that are based on available information and experience, such as the payment histories and known financial conditions of the parties. These estimates are significant because we may incur additional expense for past or future fiscal periods to increase our allowance for doubtful accounts and we may receive less cash than expected if the financial condition of the parties were to deteriorate resulting in an impairment of their ability to make payments.

OUR INTERNATIONAL OPERATIONS MAKE US SUSCEPTIBLE TO CURRENCY FLUCTUATIONS, GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES, INFORMATION PRIVACY LAWS AND FOREIGN BUSINESS PRACTICES, WHICH COULD REDUCE OUR REVENUES, INCREASE OUR COST OF DOING BUSINESS AND ERODE OUR PROFIT MARGINS.

     We derive a substantial portion of our revenue from customers located outside the United States, primarily in Europe. If the value of foreign currencies relative to the U.S. Dollar decreases, our revenues translate to a lower U.S. Dollar amount.

     Our  international  operations  are also subject to other risks, including:

-     Impact  of  possible  adverse  political  and  economic  conditions

-     Potentially  adverse  tax  consequences

- Impact of the policies of the United States and foreign governments on foreign trade and commerce

-     Compliance  with  information privacy laws and related enforcement actions

-     Reduced  protection  for  intellectual  property  rights in some countries

-     Changes  in  regulatory  requirements

-     Cost  of  adapting  our  services  to  foreign  markets

-     High  costs  associated  with  office  closures  and  personnel reductions

     If we do not realize our expected results from international operations or if the value of foreign currencies decrease relative to the U.S. Dollar, our business, operating results and financial condition would be adversely affected.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR PREVENT THEIR UNAUTHORIZED USE, WHICH COULD DIVERT OUR FINANCIAL RESOURCES AND HARM OUR BUSINESS.

     Our success depends upon our proprietary technology and other intellectual property rights. We currently rely upon a combination of trademark, patents, copyright, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology and other intellectual property. Despite our current efforts to protect our proprietary rights, these protective measures may not be enforceable or adequate to prevent misappropriation or infringement of our technology. In addition, we may need to litigate claims against third parties to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. This litigation could result in substantial cost and diversion of management resources. A successful claim against us could effectively block our ability to use or license our technology and other intellectual property in the United States or abroad. If we cannot adequately protect our proprietary rights, it could adversely affect our competitive edge in the marketplace and consequently our business, operating results and financial condition.

OUR SUCCESS SIGNIFICANTLY DEPENDS ON THE EXPERIENCE OF OUR KEY PERSONNEL AND OUR ABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL.

     Our success depends on the continued service of our executive officers and other key personnel. Even though we currently have "key-man" insurance covering some of our executives, this insurance amount may not adequately compensate us for the loss of their services. We cannot guarantee that we will be able to successfully identify, attract, motivate and retain other highly skilled personnel in a timely and effective manner. Our failure to retain our officers and key personnel or to recruit new personnel could adversely affect our business, operating results and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD FORCE US TO CHANGE OUR OPERATIONS.

     Our primary customers are hotel chains, independent hotels, hotel representation firms and travel agencies. We also participate in a venture with five large hotel industry participants. As a result of these relationships, any federal, state or foreign governmental authorities, competitors or consumers could raise anti-competitive concerns regarding our relationship with our customers or otherwise. Any such action or similar allegations by third parties could have a material adverse effect on our business, operating results and financial condition.

OUR MINORITY INTEREST AND OTHER INVESTMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We have in the past and may in the future make investments in other companies and ventures. There can be no assurance of the success of any such investment. Additionally, Financial Accounting Standards Board Interpretation No. 46 may require us to consolidate entities with which we have an affiliation but no voting or operational control. In doing so, we may have little or no control over the success of the company or venture and we may be required to record the losses of these consolidated entities in our financial statements.

WE HAVE DETERRENTS THAT MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING CONTROL OF PEGASUS, AND SUCH DETERRENTS MAY PREVENT AN ACQUISITION OF PEGASUS THAT MAY BE IN YOUR BEST INTEREST.

     Provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us. These provisions include the staggered terms of our board of directors, the exclusive right of the board of directors to fill vacancies on the board, and restrictions on the right of stockholders to remove members of the board of directors. We are also subject to the provisions of Delaware law that restrict certain business combinations with interested stockholders even if such a combination would be beneficial to stockholders. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. We do not intend to opt out of these anti-takeover provisions. In addition, we have a stockholder rights plan. The rights are exercisable only if a person or group of affiliated persons acquires, or has announced the intent to acquire, 20 percent or more of our common stock.

     These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also discourage others from making tender offers for our shares. As a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent significant changes in our board of directors and our management.

LITIGATION OR OTHER PROCEEDINGS COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT OUR MANAGEMENT'S TIME AND ATTENTION.

     From time to time, we are involved in legal and other regulatory proceedings. We intend to defend our rights vigorously during any of these proceedings. Regardless of the merits of any issues raised in any of these proceedings, our involvement could result in substantial costs and divert management's time and attention from our business, which could adversely affect our business, financial condition and results of operations.

WE  COULD  BE  SUBJECT  TO  NEW  LAWS  AND REGULATIONS RELATING TO THE INTERNET.

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Many of these laws and regulations are new and have not yet been thoroughly interpreted by the courts. Accordingly, we face numerous risks related to conducting business on the Internet that include:

-     The  applicability and reach of various laws and regulations is uncertain.

- Changes to existing laws or the passage of new laws intended to address privacy issues could directly affect the way we do business and could create uncertainty in the marketplace.

- Since our services are accessible worldwide via the Internet, foreign jurisdictions may require that we comply with their laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

- In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As a company engaging in Internet-based commerce, it is unclear in which states we are actually doing business. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in those jurisdictions.

     Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could adversely affect our business, operating results and financial condition.

                 RISKS RELATED TO THE NOTES AND OUR COMMON STOCK

WE  INCREASED  OUR  LEVERAGE  AS  A  RESULT  OF  THE  SALE  OF  THE  NOTES.

     In connection with the sale of the notes, we incurred $75 million of indebtedness. As a result of this indebtedness, our interest payment obligations have increased. The degree to which we are leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FLOW TO SATISFY OUR DEBT SERVICE OBLIGATIONS.

     Our ability to generate cash flow from operations to make interest payments on the notes will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions and the health of the hotel industry. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. Additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

WE  MAY  BE  UNABLE  TO  REPAY  OR  PURCHASE  THE PRINCIPAL AMOUNT OF THE NOTES.

     At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, on July 16, 2008, July 16, 2013 and July 16, 2018 or if a fundamental change occurs, as defined in the indenture, each holder of the notes may require that we purchase all or a portion of that holder's notes. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount or purchase price due. In that case, our failure to repay the notes at maturity or to purchase any tendered notes would constitute an event of default under the indenture.

WE  CANNOT  ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. We have been advised by the Initial Purchasers of the notes that they presently intend to make a market in the notes. However, the Initial Purchasers are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the Initial Purchasers cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK.

     The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any non-convertible debt securities we may issue.

THE NOTES ARE SUBORDINATED TO ALL OF OUR SECURED INDEBTEDNESS AND EFFECTIVELY SUBORDINATED TO INDEBTEDNESS OF OUR SUBSIDIARIES.

     The notes are our unsecured senior obligations and are not guaranteed by any of our subsidiaries. Accordingly, the notes are junior to all of our current and future secured indebtedness.

     Our right to receive any distribution of assets of any subsidiary upon that subsidiary's liquidation, reorganization or otherwise, is subject to the prior claims of credits of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. As a result, the notes are effectively subordinated to the claims of such creditors.

THERE ARE NO RESTRICTIVE COVENANTS IN THE INDENTURE RELATING TO OUR ABILITY TO INCUR FUTURE INDEBTEDNESS OR COMPLETE OTHER FINANCIAL TRANSACTIONS.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. As part of our strategy, we may use proceeds from this offering to finance potential acquisition of companies and technologies, which may cause us to incur significant indebtedness to which the notes would be subordinate.

     A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except to the extent described under "Description of Notes - Purchase of Notes at a Holder's Option Upon a Fundamental Change."

THE CONDITIONAL CONVERSION FEATURE OF THE NOTES COULD RESULT IN YOUR RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A NOTE IS CONVERTIBLE.

     The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

OUR REPORTED EARNINGS PER SHARE MAY BE MORE VOLATILE BECAUSE OF THE CONTINGENT CONVERSION PROVISION OF THE NOTES.

     Holders of the notes are entitled to convert the notes into our common stock, among other circumstances, if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of the immediately preceding calendar quarter is greater than or equal to 120% of the conversion price in effect on that 30th trade day. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in that calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our fully diluted earnings per share.

THE  NOTES  MAY  NOT  BE  RATED  OR MAY RECEIVE A LOWER RATING THAN ANTICIPATED.

     We do not intend to seek a rating on the notes and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be adversely affected.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE DUE TO MANY FACTORS.

     Several factors have caused, and may in the future cause, our stock price to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors including the following:

-     Acts  of  terrorism,  retaliation  for  such acts and the prospect of war.

-     Actual  or  anticipated  variations  in  our  quarterly operating results.

- Our ability to successfully develop, introduce and gain acceptance of new or enhanced products and services to the hotel industry on a timely basis.

-     Unexpected  changes  in  demand  for  our  services  and  solutions.

- Unpredictable volume and timing of customer revenues due to seasonality in the travel industry, the terms of customer contracts and other factors.

- Purchasing and payment patterns, as well as pricing policies, of our competitors.

- Announcements of technological innovations or new services by us or our competitors.

-     Changes  in  financial  estimates  by  securities  analysts.

-     Conditions  or  trends  in  the  Internet  and online commerce industries.

-     Changes  in  the  market valuations of other similarly situated companies.

- Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

-     Market  fluctuations  and  performance  of  the  hotel  industry.

-     Unscheduled  system  downtime.

     In addition, the trading prices of hospitality and technology stocks in general have historically experienced extreme price and volume fluctuations. Any negative changes in the public's perception of the prospects of hospitality or electronic commerce companies or other broad market and industry factors could depress our stock price regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock.

SALES OF A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET, OR THE PERCEPTION OF SUCH SALES, COULD REDUCE OUR SHARE PRICE AND CAUSE THE VALUE OF THE NOTES TO DECLINE.

     Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, such a decline in our common stock price may also cause the value of the notes to decline.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                               YEAR ENDED DECEMBER 31, SIX MONTHS ENDED JUNE 30,
                                  ----------------------------------------------
                       1998    1999  2000(1)  2001(1)  2002(1)  2002(1)  2003(1)
Ratio  of earnings
To fixed charges (2)    15.3x   36.8x  --      --       --       --       --


(1) Earnings available for fixed charges to achieve a 1:1 coverage ratio were inadequate for certain periods, primarily due to purchase accounting amortization. Specifically, purchase accounting amortization was $41.3 million, $52.7 million and $31.5 million for 2000, 2001 and 2002, respectively, and $15.9 million and $8.6 million for the six-month periods ended June 30, 2002 and 2003, respectively. The amount of additional earnings needed to generate a coverage ratio of 1:1 was $32.5 million, $38.0 million and $5.6 million for 2000, 2001 and 2002, respectively, and $4.5 million and $10.6 million for the six-month periods ended June 30, 2002 and 2003, respectively.

(2) These computations include us and our consolidated subsidiaries. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For purposes of this table, earnings constitute the sum of pre-tax income from continuing operations before adjustment for loss from equity investee and fixed charges.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture (the "indenture"), dated as of July 21, 2003, between us and JPMorgan Chase Bank, a New York state banking organization, as trustee (the "trustee"). Initially, JPMorgan Chase Bank will also act as paying agent and conversion agent for the notes. The terms of the notes include those provided in the indenture and also those provided in a registration rights agreement.

     The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture (including the form of note) and the registration rights agreement.

     When we refer to "Pegasus Solutions," "we," "our" or "us" in this section of the prospectus, we refer only to Pegasus Solutions, Inc., a Delaware corporation, and not to any of our current or future subsidiaries.

BRIEF  DESCRIPTION  OF  THE  NOTES

     The  notes  offered  hereby:

-     are  limited  to  $75  million  in  aggregate  principal  amount;

- pay interest at an annual rate of 3.875% payable semi-annually in arrears in cash on each July 15 and January 15, beginning January 15, 2004;

- accrue additional amounts if we fail to comply with certain obligations as set forth below under "- Registration Rights";

- were issued only in denominations of $1,000 principal amount and integral multiples thereof;

- are our general unsecured obligations, ranking equally with all of our other existing and future unsecured senior indebtedness and senior in right of payment with all of our future subordinated indebtedness; the notes are effectively subordinated to all of our secured senior indebtedness to the extent of the assets securing such indebtedness and, as indebtedness of Pegasus Solutions, the notes are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

-     are  convertible  into  our common stock initially at a conversion rate of
49.6808 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $20.13 per share of common stock), under the conditions and subject to the adjustments that are described under "- Conversion Rights";

- are redeemable by us at any time on or after July 15, 2008, upon at least 30 days' notice, at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to but excluding the redemption date;

- are subject to purchase by us at the holder's option on July 16, 2008, July 16, 2013 and July 16, 2018, or upon a fundamental change of Pegasus Solutions, as defined under "- Purchase of Notes at a Holder's Option Upon a Fundamental Change," at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional amounts, if any, to, but not including, the purchase date; and

- are due on July 15, 2023 unless earlier converted, redeemed by us at our option or purchased by us at a holder's option or upon a fundamental change.

     The indenture does not contain any financial covenants and does not prohibit us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change of Pegasus Solutions, except to the extent described under "- Purchase of Notes at a Holder's Option Upon a Fundamental Change" below.

     No sinking fund is provided for the notes and the notes are not subject to defeasance. The notes were issued only in registered form, without coupons, in denominations of $1,000 principal amount and whole multiples thereof.

     A holder of notes may present definitive notes for conversion and registration of transfer or exchange at an office or agency in the Borough of Manhattan in New York City, New York. This office will initially be the principal corporate trust office of the trustee. For information regarding conversion and registration of transfer or exchange of global notes, see "- Form, Denomination and Registration."

INTEREST

     The notes bear interest at an annual rate of 3.875% per year from July 21, 2003. We will pay interest semi-annually in arrears in cash on July 15 and January 15 of each year, beginning January 15, 2004, to the holders of record at 5:00 p.m., New York City time, on the preceding July 1 and January 1, respectively. Interest generally is computed semi-annually on the basis of a 360-day year comprised of twelve 30-day months.

     There  are  certain  exceptions  to  the  preceding  sentence:

- In general, we will not pay accrued interest on any notes that are converted into our common stock. See "- Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date but prior to the corresponding interest payment date and a holder of notes chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

- We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest (including additional amounts, if any) on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

- We will pay interest to a person other than the holder of record on the record date if, in connection with a fundamental change, we elect a fundamental change purchase date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest (including additional amounts, if any) on the notes being purchased to, but not including, the purchase date to the same person to whom we will pay the principal of those notes.

     At maturity, interest on the definitive notes will be payable at the principal corporate trust office of the trustee.

     We will also pay additional amounts of interest on the notes under certain circumstances described below under "- Registration Rights."

     Cash interest otherwise payable will cease to accrue on a note upon its maturity, conversion or purchase by us (including upon a fundamental change). Additional amounts may continue to accrue even after conversion if we fail to comply with certain obligations set forth under "- Registration Rights."

     Except  as  provided  below,  we  will  pay  interest  on:

-     global  notes  to  DTC  in  immediately  available  funds;

- any definitive notes having an aggregate principal amount of $5 million or less by check mailed to the holders of those notes; and

- any definitive notes having an aggregate principal amount of more than $5 million by wire transfer in immediately available funds if requested by the holders of those notes, otherwise by check mailed to the holders of these notes.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.

RANKING

     The notes are our general unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to any of our secured senior indebtedness to the extent of the assets securing such indebtedness and to the claims of all creditors of our subsidiaries.

     As of June 30, 2003, we had no material indebtedness for borrowed money. However, we currently maintain two outstanding letters of credit securing certain lease obligations totaling approximately $2.1 million. The letters of credit may restrict our ability to incur liens on certain of our assets without our lender's consent.

     Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party.

     As of June 30, 2003, our subsidiaries had no material indebtedness for borrowed money.

CONVERSION  RIGHTS

     GENERAL

     A holder may convert any outstanding notes, subject to the conditions described below, initially at a conversion rate of 49.6808 shares of common stock per $1,000 principal amount of the notes. This reflects an initial conversion price of $20.13. The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

     A holder may surrender notes for conversion prior to the stated maturity only under the following circumstances:

- during any calendar quarter if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 120% of the conversion price in effect on that 30th trading day;

-     if  we  have  called  those  notes  for  redemption;  or

- upon the occurrence of the specified corporate transactions discussed below.

     The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If a holder has exercised its right to require us to purchase its notes as described under "- Purchase of Notes at a Holder's Option Upon a Fundamental Change," the holder may convert its notes only if it withdraws its fundamental change purchase notice prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable purchase date.

     CONVERSION  UPON  SATISFACTION  OF  COMMON  STOCK  PRICE  CONDITIONS

     A holder will have the right to convert any of its notes during any calendar quarter if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 120% of the conversion price in effect on that last trading day.

     The initial conversion trigger price per share of our common stock is $24.16. The conversion trigger price reflects the initial conversion price per share of our common stock multiplied by 120%.

     The "closing sale price" of any share of common stock on any date means the closing sale price of a share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on that date as reported on a national securities exchange or, if the common stock is not listed on a national securities exchange, as reported by the Nasdaq National Market system or, if the common stock is not quoted on the Nasdaq
National Market system, as determined on the basis of quotations we consider appropriate.

     CONVERSION  UPON  NOTICE  OF  REDEMPTION

     A holder will have the right to convert any of its notes we call for redemption at any time prior to 5:00 p.m., New York City time, on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a fundamental change purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

     CONVERSION  UPON  SPECIFIED  CORPORATE  TRANSACTIONS

     A  holder  will  have  the  right to convert any of its notes in the event:

- we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the closing sale price of the common stock on the business day immediately preceding the announcement of such distribution;

- we elect to distribute to all holders of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, including the declaration of any cash dividends, payable quarterly or otherwise, which distribution has a per share value exceeding 5% of the sale price of the common stock on the day preceding the declaration date for the distribution; or

- a fundamental change (as defined under "- Purchase of Notes at a Holder's Option Upon a Fundamental Change") occurs.

     In any such event, a holder may convert any of its notes at any time after we notify holders of such event:

- in the case of a distribution, until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or the date of our announcement that the distribution will not take place; or

- in the case of a fundamental change, within 35 business days of the fundamental change notice.

     We will notify holders at least 20 business days prior to the ex-dividend date for the distribution or within 20 business days of the occurrence of the fundamental change, as the case may be, of the occurrence of such event. In the case of a distribution, a holder of notes may not convert any of its notes if the holder will otherwise participate in the distribution without conversion.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 calendar days prior to date announced by us as the anticipated effective date of the transaction until 15 calendar days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a fundamental change, the holder can require us to purchase all or a portion of its notes as described under "- Purchase of Notes at a Holder's Option Upon a Fundamental Change."

CONVERSION  PROCEDURES

General

     We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the business day immediately preceding the conversion date.

     Except as provided in the next paragraph, upon conversion, we will not make any payment or other adjustment for accrued and unpaid interest and additional amounts, if any, on the notes. In addition, we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

     If a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, that holder will receive on the interest payment date interest and additional amounts, if any, accrued and unpaid on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming it was the holder of record on the corresponding record date. However, at the time the holder surrenders any notes for conversion, it must pay us an amount equal to the interest and additional amounts, if any, that has accrued and will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption after a record date for an interest payment date. If in such case prior to the redemption date a holder chooses to convert its notes, it will not be required to pay us at the time it surrenders its notes for conversion the amount of interest and additional amounts, if any, on the notes it will receive on the date that has been fixed for redemption.

     A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if that holder exercises its conversion rights, but it will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than its own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by such holder have been paid.

     Procedures

     To convert interests in the global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

     To  convert  a  definitive  note,  a  holder  must:

- complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

- deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

- if required by the conversion agent, furnish appropriate endorsements and transfer documents;

- pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and

-     pay  all taxes or duties, if any, as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. A certificate for the number of shares of common stock into which the notes are converted and cash in lieu of any fractional shares will be delivered to such holder as soon as practicable on or after the conversion date. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions.

     Conversion  Rate  Adjustments

     We  will  adjust  the conversion rate if any of the following events occur:

     (1) we issue shares of common stock as a dividend or distribution to all or substantially all holders of our common stock;

     (2)     we  subdivide,  combine  or  reclassify  our  common  stock;

     (3) we issue to all or substantially all holders of our common stock certain rights or warrants to purchase our common stock, or securities convertible into or exchangeable or exercisable for our common stock, for a period expiring within 60 days at less than the closing sale price of our common stock on the business day immediately preceding the date of the announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     (4) we distribute to all or substantially all holders of our common stock shares of our capital stock (other than common stock) or evidences of our indebtedness or assets, including securities, but excluding:

-      dividends  or  distributions  listed  in  (1)  above;

-     rights  or  warrants  listed  in  (3)  above;

- dividends and distributions in connection with reclassification, change, consolidation, merger, combination, sale or convergence resulting in a change in the conversion consideration pursuant to the next succeeding paragraph; and

-     cash  distributions  listed  in  (6)  below;

     (5) we distribute shares of capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

     (6) we distribute to all or substantially all holders of our common stock, any cash, including quarterly cash dividends; or

     (7) we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock.

     In  the  event  of  any:

-     reclassification  or  change  of  our  common  stock;

-     consolidation,  merger  or  binding  share  exchange  involving  us;  or

- sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of a noteholder's notes, such noteholder will be entitled to receive the same type of consideration which such noteholder would have been entitled to receive if such noteholder had converted the notes into our common stock immediately prior to any of these events.

     A holder of notes may, in certain circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Considerations - Tax Consequences to U.S. Holders - Constructive Dividends on Notes."

     To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors determines that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible, exchangeable or exercisable securities or rights to purchase our common stock or convertible, exchangeable or exercisable securities.

PAYMENT  AT  MATURITY

     Each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000, and accrued and unpaid interest and additional amounts, if any, in cash to, but not including, the maturity date.

REDEMPTION  AT  OUR  OPTION

     No sinking fund is provided for the notes. Prior to July 15, 2008, the notes will not be redeemable. On or after July 15, 2008, we may redeem for cash all or a portion of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and additional amounts, if any, to but excluding the redemption date. We will provide not less than 30 nor more then 60 days' notice mailed to each holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of a holder's notes for partial redemption and such holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

PURCHASE  OF  NOTES  AT  A  HOLDER'S  OPTION

     Holders have the right to require us to purchase all or a portion of their notes on July 16, 2008, July 16, 2013 and July 16, 2018 (each, a "purchase date"). Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, as described in the "Risk Factors" section of this prospectus under the caption "We may be unable to repay or purchase the principal amount of the notes," we may not have funds sufficient to purchase notes when we are required to do so.

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the purchase date.

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

-     the  purchase  price;

-     the  name  and  address  of the paying agent and the conversion agent; and

- the procedures that holders must follow to require us to purchase their notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on our web site or through such other public medium as we may use at that time.

     A  notice  electing  to require us to purchase a holder's notes must state:

-     the  relevant  purchase  date;

- if certificated notes have been issued, the certificate numbers of the notes;

- the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

- that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

     A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

-     the  principal  amount  of  the  withdrawn  notes;

- if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

- the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

     A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

- the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

- all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

PURCHASE  OF  NOTES  AT  A  HOLDER'S  OPTION  UPON  A  FUNDAMENTAL  CHANGE

     In the event of a fundamental change, a holder will have the right to require us to purchase for cash all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount at issuance plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the purchase date. Notes submitted for purchase must be $1,000 or an integral multiple thereof.

     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to purchase the notes and the date of the fundamental change.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on our website or through such other public medium as we may use at that time.

     To exercise the purchase right, a holder must deliver, on or before the 30th business day after the date of our notice of a fundamental change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

- if certificated notes have been issued, the certificate numbers of the notes;

- the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

- that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

     A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

-     the  principal  amount  of  the  withdrawn  notes;

- if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

- the principal amount, if any, which remains subject to the purchase notice.

     We will be required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

- the notes will cease to be outstanding and interest (including any additional amounts), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

- all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and any previously accrued and unpaid interest (including any additional amounts), if any, upon delivery or transfer of the notes).

     A fundamental change will be deemed to have occurred if any of the following occurs:

- any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding voting stock.

- during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to such board or whose nomination for election by our stockholders, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; provided, however, that if during such two-year period, every director dies, and such vacancies are filled by a vote of our stockholders in accordance with our certificate of incorporation, this replacement upon death will not constitute a fundamental change;

- we consolidate with or merge with or into any person or convey, transfer or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property, other than any such transaction where our outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation), or where (A) our outstanding voting stock is changed into or exchanged for (x) voting stock of the surviving corporation which is not "disqualified equity interests" or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding voting stock of the surviving corporations;

- we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "- Consolidation, Merger and Sale of Assets"; or

- our common stock ceases to be quoted on the Nasdaq National Market system or another established automated over-the-counter trading market, or listed on a national securities exchange, in the United States.

     However, a fundamental change will not be deemed to have occurred if either:

-     the  last sale price of our common stock for any five trading days within:

- the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above; or

- the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above;

is at least equal to 105% of the quotient where the numerator is the principal amount and the denominator is the conversion rate in effect on each of those five trading days; or

- in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares, in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market system (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     For purposes of this fundamental change definition, "voting stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     The term "all or substantially all" as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law.

     Pursuant  to  the  indenture,  we  will:

- comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

- file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

- otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

     This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between us and the Initial Purchasers of the notes.

     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to purchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

CONSOLIDATION,  MERGER  AND  SALES  OF  ASSETS

     The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

- the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

- such person assumes all of our obligations under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

- we or such successor is not then or immediately thereafter in default under the indenture; and

- if a supplemental indenture is to be executed in connection with such consolidation, merger or disposition, we have delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

     Upon any such consolidation, merger or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or share exchange or into which we are merged or which such person formed by such consolidation or share exchange or to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a sale, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

EVENTS  OF  DEFAULT

     Each  of the following constitutes an event of default under the indenture:

- our failure to pay principal amount of the notes when due and payable, whether at maturity or upon acceleration;

- our failure to pay any accrued unpaid interest and additional amounts on the notes, if any, when due and payable, and continuance of such default for a period of 30 days;

- our failure to convert notes into our common stock upon exercise of a holder's conversion right in accordance with the terms of the indenture;

-     our failure to redeem notes after we have exercised our redemption option;

- our failure to purchase all or any part of the notes in accordance with the provisions of "- Purchase of Notes at a Holder's Option Upon a Fundamental Change";

-     our  failure  to  provide  notice  in  the  event of a fundamental change;

- our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 30 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

- our default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

(i) involves the failure to pay the principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period, or

(ii) results in the acceleration of such indebtedness prior to its stated maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $5.0 million or more;

- there is a failure by us or any of our subsidiaries to pay final judgments not covered by insurance aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

- certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to us or any of our significant subsidiaries.

     The indenture will provide that the trustee shall, within 90 days of the occurrence of a default known to the trustee (or within 15 days after it is known to the trustee, if later), give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under the first, second, fourth or fifth bullets above.

     If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest and accrued and unpaid additional amounts, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "- Modification and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at the principal amount of the notes plus accrued and unpaid interest and additional amounts, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     Except with respect to a default in the payment of the principal of, premium, if any, or any accrued and unpaid interest (including additional amounts) on any note, redemption price or fundamental change purchase price of any note, or in respect of a failure to convert any note into common stock as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding, the holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture and as to any default in the performance of such obligations.

MODIFICATION  AND  WAIVER

     CHANGES  REQUIRING  APPROVAL  OF  EACH  AFFECTED  HOLDER

     The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

- change the maturity of any note or the payment date of any installment of interest or additional amounts, if any, payable on any notes;

- reduce the principal amount, redemption price or purchase price of, or interest or additional amounts, if any, on, any note;

- change the currency of payment of principal, redemption price or purchase price of, or interest or additional amounts, if any, on, any note;

- impair or adversely effect the manner of calculation or rate of accrual of interest or additional amounts, if any, on any note,

- impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

-     modify  our  obligation  to  maintain  a paying agent in city of New York;

- impair or adversely affect the conversion rights or purchase rights of any holders of notes;

- modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

- reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or

- reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

     CHANGES  REQUIRING  MAJORITY  APPROVAL

     The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

     CHANGES  REQUIRING  NO  APPROVAL

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

-     add  to  our  covenants  for  the  benefit  of  the  holders  of  notes;

-     surrender  any  right  or  power  conferred  upon  us;

- provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

- provide for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

- increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

- comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

- make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

- cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

- to evidence the succession of another person to us or any other obligor upon the notes, and the assumption by any such successor of the covenant of us or such other obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

- to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

- add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

     The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal or interest (including additional amounts) or on any note when due, (2) we fail to convert any note into common stock as required by the indenture, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note.

     Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

REGISTRATION  RIGHTS

     In connection with the initial private placement of the notes, we entered into the registration rights agreement with the Initial Purchasers for the benefit of the holders of the notes. Pursuant to the agreement, we agreed that we will, at our expense:

- file with the SEC not later than the date 90 days after the first date of original issuance of the notes, the registration statement of which this prospectus is a part covering resales by holders of all notes and the shares of common stock issuable upon conversion of the notes, which we sometimes call the "conversion shares";

- use our reasonable best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the first date of original issuance of the notes; and

- use our reasonable best efforts to keep the registration statement effective until the earliest of:

__     some  transfer  restrictions  on  the  notes and the shares of our common stock into which the notes are convertible (which we sometimes refer to as the "conversion shares") are terminated as a result of the application of Rule 144(k);

__     the  date  when  the  holders of the notes and the conversion shares have been  resold  pursuant  to  Rule  144  under  the  Securities  Act;

__     the  date  when all of the notes and the conversion shares are registered under the registration statement and disposed of in accordance with the registration statement; and

__     the  date  when all of the notes and the conversion shares have ceased to be outstanding (whether as a result of redemption, purchase and cancellation, conversion or otherwise).


We have filed the registration statement of which this prospectus is a part to meet our obligations under the registration rights agreement. We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the registration statement. We have mailed a notice and questionnaire to each holder, which is to be completed and delivered by each holder interested in selling their notes and conversion shares pursuant to the registration statement. In order to sell the notes and conversion shares under the registration statement, a holder must complete and deliver the questionnaire to us by the earlier of the 20th business day after completion of any transfer of such securities to a holder and the second business day prior to the effectiveness of the registration statement so that they may be named as selling securityholders in the prospectus at the time of initial effectiveness. During the effective period of the registration statement, upon receipt of a completed notice and questionnaire and any additional information we reasonably request, we will use our reasonable best efforts to file any amendments to the registration statement or supplements to the related prospectus as are necessary to permit holders to deliver their prospectus to purchasers of the notes and conversion shares, subject to our right to suspend the use of the prospectus. If a holder does not complete and deliver a questionnaire or provide the additional information we may reasonably request as a result of an SEC request or requirement, such holder will not be named as a selling securityholder in the prospectus and will not be permitted to sell its notes and conversion shares pursuant to the registration statement. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holders' ability to sell the notes and conversion shares or adversely affect the price at which such securities can be sold.

     In  connection  with  the  filing  of  the registration statement, we will:

- provide to each holder for whom the registration statement was filed copies of the prospectus that is a part of the registration statement;

- notify each such holder when the registration statement has become effective; and

- take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

     Each holder who sells securities pursuant to the registration statement generally will be:

-     required  to  be  named  as  a  selling securityholder in this prospectus;

-     required  to  deliver  a  prospectus  to  the  purchaser;

- subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

- bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

     Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the registration statement. This notice of sale will be effective for five business days. We will, within five business days of receiving a completed notice of sale and any additional information we reasonably request, file any amendments to the registration statement or supplements to the related prospectus as are necessary to permit holders to deliver their prospectus to purchasers of the notes and conversion shares, subject to our right to suspend the use of the prospectus. We may suspend the holder's use of the prospectus for a period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 60 days in any 360-day period.

     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 30 days to 45 days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     Upon the initial sale of notes or conversion shares, each selling holder will be required to deliver a prescribed notice of such sale to the trustee and us. The notice will, among other things:

-  identify  the  sale  as  a  transfer  pursuant to the registration statement;

- certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

- certify that the selling holder and the aggregate principal amount of the notes or number of shares of common stock, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

     If,

(1) on or prior to the 90th day after the first date of original issuance of the notes, the registration statement has not been filed;

(2) on or prior to the 180th day after the first date of original issuance of the notes, the registration statement has not been declared effective; or

(3) after the registration statement has been declared effective, such registration statement ceases to be effective or fails to be usable in connection with resales of the notes and conversion shares in accordance with and during the periods specified in the registration rights agreement and we do not cure the registration statement within five business days by filing a post-effective amendment, prospectus supplement or report pursuant to the Exchange Act or, if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th or 45th day, as the case may be, or a suspension period exceeds an aggregate of 60 days in any 360-day period, each such event referred to in the prior three bullet points, a "registration default," then additional amounts will accrue on the notes, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

     -     0.25%,  in  the  case  of  (1)  above;

     -     0.50%,  in  the  case  of  (2)  above;  and

     -     0.50%,  in  the  case  of  (3)  above.

In no event will additional amounts accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into shares of common stock, the holder will be entitled to receive equivalent amounts based on the principal amount to the date of calculation of each note converted.

     If a registration statement covering the resale of the notes and conversion shares is not effective, these securities may not be sold or otherwise transferred except in accordance with applicable laws and regulations.

SATISFACTION  AND  DISCHARGE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

FORM,  DENOMINATION  AND  REGISTRATION

     DENOMINATION  AND  REGISTRATION

     The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     GLOBAL  NOTE

     The notes are evidenced by one global note deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

     Record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in the global note:

     -     will  not be entitled to have certificates registered in their names;

     - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

     -     will  not  be  considered  holders  of  the  global  notes.

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal, accrued interest and additional amounts, if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global note. None of Pegasus Solutions, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global note.

     It is DTC's current practice, upon receipt of any payment of principal, accrued interest and additional amounts, if any, on the global note, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global note, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in note represented by the global note held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

     If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge its interest in the notes represented by global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global note are credited and only for the principal amount of the notes for which directions have been given.

     DTC  has  advised  us  as  follows:  DTC  is:

     - a limited purpose trust company organized under the laws of the State of New York;

     -     a  member  of  the  Federal  Reserve  System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

- a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the Initial Purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default under the indenture occurs and is continuing, we will cause notes to be issued in definitive form in exchange for the global notes. None of Pegasus Solutions, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in the global note.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     TRANSFER  AND  EXCHANGE

     A holder may transfer or exchange the notes in accordance with the indenture. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note in respect of which a fundamental change purchase notice has been given and not withdrawn by the holder thereof.

GOVERNING  LAW

     The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

INFORMATION  CONCERNING  THE  TRUSTEE,  TRANSFER  AGENT  AND  REGISTRAR

     JPMorgan Chase Bank, as trustee, has been appointed by us as paying agent and registrar with regard to the notes. JPMorgan Chase Bank or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

CALCULATIONS  IN  RESPECT  OF  NOTES

     We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of our common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT  OF  NOTES

     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, issuable in series. Our board of directors has designated 100,000 shares of preferred stock as Series A Preferred Stock. As of November
4 , 2003, there were 25,014,744 shares of our common stock outstanding and no shares of our preferred stock outstanding.

COMMON  STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of Pegasus, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, conversion or other rights to subscribe for additional securities of Pegasus. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non assessable.

PREFERRED  STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Pegasus. We have no present plan to issue any shares of preferred stock.

TRADING  MARKET,  TRANSFER  AGENT  AND  REGISTRAR

     Our common stock is traded on the Nasdaq National Market under the symbol "PEGS." The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

DELAWARE  ANTI-TAKEOVER  LAW  AND  CHARTER  AND  CONTRACTUAL  PROVISIONS

     DELAWARE  ANTI-TAKEOVER  STATUTE

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     CERTIFICATE  OF  INCORPORATION

Our  Certificate  of  Incorporation  provides:

- for the authorization of the board of directors to issue, without further action by the stockholders, up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof;

- that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing;

- that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the members of the board of directors;

-     for  a  classified  board  of  directors;

- that vacancies on the board of directors, including newly created directorships, can be filled only by a majority of the directors then in office; and

- that our directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock, voting together as a single class.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of Pegasus. These provisions are also designed to reduce our vulnerability to an unsolicited proposal for a takeover of Pegasus that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Pegasus. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Pegasus. These provisions may also have the effect of preventing changes in our management.

     LIMITATIONS  ON  DIRECTOR  LIABILITY

Our Fourth Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended, our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

     RIGHTS  AGREEMENT

On September 28, 1998, our board of directors declared a dividend distribution of one purchase right for each outstanding share of its common stock to our stockholders on October 13, 1998. Each purchase right entitles the registered holder to purchase from Pegasus one-one thousand five hundredth (1/1,500) of a share of Series A Preferred Stock at a price of $60.00 per one-one thousand five hundredth (1/1,500) of a share, which reflects the adjustment for the stock split effected in January 2000. Initially, the purchase rights are attached to all common stock certificates representing shares then outstanding, and no separate rights certificates are distributed. The purchase rights will separate from the common stock upon the earlier of:

- 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock; or

- 10 business days (or a later date as the board of directors determines) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock.

     If an acquiring person or group obtains 20% or more of our outstanding common stock, other than in some types of permitted transactions, and unless the purchase rights were redeemed earlier, the holder of each unexercised purchase right will have the right to receive shares of our common stock having a value equal to two times the purchase price. Similarly, unless the purchase rights were redeemed earlier, after the tenth day following some types of acquisition transactions, proper provision must be made so that holders of purchase rights (other than those beneficially owned by an acquiring person, which are void after being acquired by the acquiring person) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. Prior to the time the purchase rights become exercisable, our board of directors may redeem the purchase rights for $0.01. However, the purchase rights are not exercisable following the triggering events until the purchase rights are no longer redeemable by us as described below. Until 10 business days following the time the purchase rights become exercisable, we may redeem the purchase rights in whole, but not in part, at a price of $0.01 per purchase right (payable in cash, shares of common stock or other consideration deemed appropriate by our board of directors). Prior to the acquisition by any acquiring person or group of 50% or more of the outstanding shares of common stock, our board of directors may, without payment of the purchase price by the holder, exchange the purchase rights (other than purchase rights owned by such acquiring person or group, which will become void), in whole or in part, for shares of common stock at an exchange ratio of one-half the number of shares of common stock (or in some circumstances preferred stock) for which a purchase right is exercisable immediately prior to the time of our decision to exchange the purchase rights (subject to adjustment). The purchase rights expire on October 13, 2008 or on their earlier exchange, redemption or expiration in connection with some types of permitted transactions.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following are the material U.S. federal income tax consequences of ownership and disposition of the notes, and with respect to Non-U.S. Holders (as defined below), of common stock. This discussion applies only to notes held as capital assets (in general, assets held for investment).

     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

     -     certain  financial  institutions;

     -     tax  exempt  organizations;

     -     insurance  companies;

     -     dealers  in  securities  or  foreign  currencies;

     - persons holding notes as part of a hedging, integrated, constructive sale or straddle;

     - U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

     - partnerships or other entities classified as partnerships for U.S. federal income tax purposes or investors in partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

     -     former  citizens  or  residents  of  the  United  States;  and

     - persons that own, or are deemed to own, more than 5% of our common stock or who, on the date of the acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock.

     In addition, this discussion does not address any tax consequences under state, local or foreign tax laws, or under U.S. estate and gift tax law or any U.S. federal alternative minimum tax consequences.

     This summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

TAX  CONSEQUENCES  TO  U.S.  HOLDERS

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

-     a  citizen  or  resident  of  the  United  States;

- a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

- a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust; or

- an estate the income of which is subject to U.S. federal income taxation regardless of its source.

     PAYMENTS  OF  INTEREST

     The notes have been issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

     REGISTRATION  AND  ADDITIONAL  AMOUNTS

     We are required to register the notes, as described under "Description of Notes - Registration Rights." Our failure to fulfill our obligation concerning the registration of the notes, as described under "Description of Notes - Registration Rights" above will cause additional amounts of interest to accrue on the notes in the manner described therein. According to the applicable Treasury Regulations, the possibility of a change in the interest rate on the notes will not affect the amount or timing of interest income recognized by a holder of a note if the possibility of the change, as of the date the notes are issued, is remote. We intend to take the position that the possibility of payment of liquidated damages under the notes is remote, and we do not intend to treat that possibility as affecting the yield to maturity of the notes or resulting in the notes being treated, for U.S. federal income tax purposes, as being issued with original issue discount. Accordingly, any additional amounts payable to holders of the notes should be includible in gross income as interest income by a U.S. Holder at the time the payment is made or accrues in accordance with the U.S. Holder's regular method of tax accounting.

     MARKET  DISCOUNT

     If a U.S. Holder acquires notes at a price that is less than the issue price (that is, a discount from its stated redemption price at maturity), the U.S. Holder may be deemed to have acquired notes with market discount.

     A U.S. Holder who acquires notes at a market discount that is more than a statutorily-defined "de minimis" amount will generally be required to recognize ordinary income to the extent of accrued market discount on notes upon their exchange into common stock (to the extent of cash received in lieu of a fractional share) or, to the extent of any gain, upon their sale or other disposition. Such market discount will accrue ratably or, at the election of the U.S. Holder, under a constant yield method over the remaining term of the notes. A U.S. Holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry notes acquired with market discount. In lieu of the foregoing, a U.S. Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such U.S. Holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. A U.S. Holder will not recognize income for any accrued market discount attributable to notes surrendered for conversion into, or exchanged solely for, our common stock. Upon disposition of such common stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

     BOND  PREMIUM

     If a U.S. Holder acquires notes at a price that is greater than the stated redemption price at maturity the U.S. Holder will generally be deemed to have acquired notes with bond premium. The amount of such premium will be included in the adjusted tax basis of notes which may result in a capital loss upon exchange, repurchase, sale or other disposition of notes. In lieu of the foregoing, such U.S. Holder may elect to amortize such premium, as an offset to interest, if any, using a constant yield method, over the remaining term of notes.

     CONVERSION  INTO  COMMON  STOCK

     A U.S. Holder's conversion of a note into common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's tax basis attributable to the fractional share, as described in the next paragraph), and the fair market value of common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

     A U.S. Holder's tax basis in common stock received upon a conversion of a note will be the same as the U.S. Holder's basis in the note at the time of conversion, reduced by any basis allocated to a fractional share and increased, for a cash method Holder, by the amount of income recognized with respect to accrued interest. The U.S. Holder's holding period for the common stock received will include the Holder's holding period for the note converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

     SALE,  EXCHANGE,  REDEMPTION  OR  RETIREMENT  OF  THE  NOTES

     Unless a non-recognition provision applies, upon the sale, exchange, redemption or retirement of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and the Holder's adjusted tax basis in the note taking into account previously recognized accrued market discount and any non-amortized bond premium. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest. Gain or loss realized on the sale, exchange, redemption or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

     CONSTRUCTIVE  DIVIDENDS  ON  NOTES

     If we were to make a distribution of property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion price underlying the notes were decreased pursuant to the anti-dilution provisions of the indenture, such decrease would be deemed to be a distribution to U.S. Holders. In addition, other decreases in the conversion price of the notes may, depending on the circumstances, be deemed to be distributions to U.S. Holders. Any such deemed distribution will be taxed in the same manner as an actual dividend distribution. In certain circumstances, the failure to make an adjustment of the conversion price under the indenture may result in a taxable distribution to holders of our common stock.

     BACKUP  WITHHOLDING  AND  INFORMATION  REPORTING

     Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

TAX  CONSEQUENCES  TO  NON-U.S.  HOLDERS

     As used herein, the term "Non-U.S. Holder" means a beneficial owner that is, for U.S. federal income tax purposes:

- an individual who is classified as a nonresident alien for U.S. federal income tax purposes and who is not, by reason of being a U.S. expatriate or former long-term resident, taxable under Section 877 of the Code;

-     a  foreign  corporation;  or

-     a  foreign  estate  or  trust.

     PAYMENTS  ON  THE  NOTES

     Subject to the discussion below concerning backup withholding, principal payments will not be subject to U.S. federal withholding tax, and interest payments (including additional amounts) will not be subject to U.S. federal withholding tax if:

- the certification requirements described below have been fulfilled with respect to the beneficial owner, and either:

-     the  interest  is  effectively connected with a U.S. trade or business, or

-     each  of  the  following  three  conditions  have  been  satisfied:

- the Holder is not a bank that receives interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

- the Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

- the Holder is not a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through stock ownership.

     Payments of interest on the notes that do not meet the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

     CERTIFICATION  REQUIREMENT

     Interest with respect to a note will not be exempt from withholding tax unless the beneficial owner of the note completes Internal Revenue Service Form W-8BEN and certifies on such form, under penalties of perjury, that it is not a U.S. person.

     If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, or, in the case of treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the U.S., the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, the income will be "U.S. trade or business income" and will generally be taxed in the same manner as a U.S. Holder (see "- Tax Consequences to U.S. Holders" above), except that the Holder will be required to provide a properly-executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of corporations, the possible imposition of a branch profits tax at a 30% rate (or an applicable lower treaty rate).

     SALE,  EXCHANGE  OR  OTHER  DISPOSITION  OF NOTES OR SHARES OF COMMON STOCK

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on gain (see "- Tax Consequences to U.S. Holders-Sale, Exchange, Redemption or Retirement of Notes" above for the calculation of gain) realized on a sale or other disposition of notes or common stock, unless:

- the note holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met;

-     the  gain  is  U.S.  trade  or  business  income;  or

- we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We do not believe that we are, and do not anticipate becoming, a U.S. real property holding corporation.

     CONVERSION  INTO  COMMON  STOCK

     A Non-U.S. Holder's conversion of a note into common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversation or is deemed to receive accrued and unpaid interest, any such gain and/or interest would be subject to the rules described above.

     DIVIDENDS

     Dividends (including deemed dividends on the notes described above under "- Tax Consequences to U.S. Holders - Constructive Dividends on Notes") paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

     The withholding tax also does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are U.S. trade or business income. Instead, such dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. corporation receiving such dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

     BACKUP  WITHHOLDING  AND  INFORMATION  REPORTING

     Information returns will be filed with the Internal Revenue Service in connection with payments of interest on the notes and dividends on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the notes and common stock and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments of interest on the notes or on dividends or the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

RECENT  CHANGES  TO  THE  CODE

     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This legislation generally reduces the maximum United States federal income tax rate imposed on long-term capital gains of non-corporate taxpayers from 20% to 15% for gains recognized on or after May 6, 2003 through December 31, 2008 (subject to certain exceptions not applicable to the notes) and reduces the maximum United States federal income tax rate imposed on certain dividends received by non-corporate taxpayers generally from 38.6% to 15% for taxable years from 2003 through 2008. The reduction in the maximum capital gains rate and the favorable treatment of dividends might apply to certain capital gains recognized by, and dividends received by, individual holders of notes or our common stock.

     THE PRECEDING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY EACH INVESTOR IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, OWNING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                             SELLING SECURITYHOLDERS
     We originally issued the notes in a private placement in July 2003 to Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Thomas Weisel Partners LLC. The notes were subsequently resold to purchasers, including the selling securityholders listed below, in transactions exempt from registration. Selling securityholders may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus.
The following table contains information as of November 7 , 2003 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

                          SELLING SECURITYHOLDERS TABLE







                                                           NUMBER OF
                               PRINCIPAL                   SHARES OF
                               AMOUNT OF                    COMMON   PERCENTAGE
                                NOTES          PERCENTAGE   STOCK    OF COMMON
                             BENEFICIALLY        OF        THAT MAY    STOCK
                              OWNED THAT         NOTES      BE SOLD  OUTSTANDING
    NAME                      MAY BE SOLD     OUTSTANDING      (1)        (2)


Arbitex Master Fund, L.P. +   $ 3,500,000       4.67%        173,883       *
Argent Classic Convertible
Arbitrage Fund  L.P.            1,000,000       1.33%         49,681       *
Argent  Classic Convertible
Arbitrage Fund (Bermuda)  Ltd.  1,900,000       2.53%         94,394       *
Bancroft Convertible Fund, Inc.   875,000       1.17%         43,471       *

Citi JL, Ltd                      126,000         *            6,260       *
CNH CA Master Account, L.P.     2,250,000       3.00%        111,782       *
Common Fund Event
Driven Co, Ltd. +                  85,000         *            4,223       *
Convertible Securities Fund        40,000         *            1,987       *

DBAG London +                   7,500,000      10.00%        372,606   1.47%
Ellsworth  Convertible  Growth
and Income  Fund,  Inc.           875,000       1.17%         43,471       *
Grace Brothers, Ltd. #          1,000,000       1.33%         49,681       *

J.P. Morgan Securities Inc. #   9,750,000      13.00%        484,388   1.90%
Levco Alternative Fund, Ltd. +  3,393,000       4.52%        168,567       *
Nations Convertible
Securities Fund                 3,960,000       5.28%        196,736       *
Nisswa Master Fund Ltd.         2,000,000       2.67%         99,362       *
Polaris Vega Fund L.P.            750,000       1.00%         37,261       *
Purchase Associates, L.P. +       602,000         *           29,908       *
Purchase Associates II, L.P. +    294,000         *           14,606       *

Silverback Master, Ltd.         8,500,000      11.33%        422,287   1.66%
Sunrise Partners Limited
Partnership + (3)         2,500,000       3.33%        124,202       *
Xavex Convertible
Arbitrage 10 Fund                 100,000         *            4,968       *



Unnamed  holders  of  notes
or future transferee, pledgee,
donee or successor of any
such unnamed holder (4)(5)      24,000,000     32.00%      1,192,339   4.55%

*  Less  than  1%.
#  Broker-dealer
+  Affiliate  of  broker-dealer


(1) Assumes conversion of all of the holder's notes at a conversion rate of approximately 49.6808 shares of our common stock for each $1,000 principal amount of notes. However, this conversion rate is subject to adjustment as described under "Description of Notes - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 25,014,744 shares of common stock outstanding as of November 4 , 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.
(3) The indicated securityholder also directly owns 600 shares of our common stock. Such shares may not be sold pursuant to this prospectus.

(4) Information about other selling securityholders will be set forth in amendments to the registration statement of which this prospectus forms a part, or in prospectus supplements, if required.

(5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.



                         VOTING/INVESTMENT CONTROL TABLE


                                             NATURAL PERSON OR PERSONS WITH
SELLING SECURITYHOLDER                        VOTING OR DISPOSITIVE POWER
----------------------     ----------------------------------------------------

Arbitex Master Fund,  L.P.               Clark  K.  Hunt  and  Jonathan  Bren
Argent Classic Convertible               Bruce  McMahan,  Saul  Schwartzman
Arbitrage Fund L.P.                      and  John  Gordon
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.            Henry  Cox  and  Thomas  Marshall

Bancroft  Convertible  Fund,  Inc.       Gordon F. Ahalt, William A. Benton,
                                         Elizabeth C. Bogan, Ph.D.,
                                         Thomas H. Dinsmore, C.F.A.,
                                         Donald M. Halsted, Jr.,
                                         George  R.  Lieberman,
                                         Duncan O. McKee, Jane D. O'Keeffe, and
                                         Nicolas W. Platt, each  of  whom
                                         expressly disclaims beneficial
                                         ownership
Citi  JL,  Ltd                           Henry  Levin
CNH  CA  Master Account, L.P.            CNH Partners, LLC is the Investment
                                         Advisor of CNH CA Master Account, L.P.
                                         Investment Principals are Robert
                                         Krail, Mark Mitchell, and Todd Pulvino
Common Fund Event Driven Co, Ltd.        Henry  Levin
Convertible  Securities  Fund            Ed Cassens and Yanfang C. Yan
DBAG  London                             Dan  Azzi
Ellsworth  Convertible Growth and
   Income Fund, Inc.                     Gordon F. Ahalt, William A. Benton,
                                         Elizabeth C. Bogan, Ph.D., Thomas H.
                                         Dinsmore, C.F.A., Donald M. Halsted,
                                         Jr., George R. Lieberman, Duncan  O.
                                         McKee, Jane D. O'Keeffe, and Nicolas
                                         W. Platt, each of whom expressly
                                         disclaims  beneficial  ownership

Grace  Brothers,  Ltd.                   Michael Brailov and Bradford Whitmore
J.P.  Morgan  Securities  Inc.           Michael Barnett
Levco  Alternative  Fund,  Ltd.          Henry  Levin
Nations Convertible Securities Fund      Ed  Cassens  and  Yanfang  C.  Yan
Nisswa Master Fund Ltd.                  Nikhil  Mankodi, Aaron Yeary, Brian
                                         Taylor, Scott Reinhart, Chris Lyche,
                                         Michael O'Connell and John Lutkehaus
Polaris Vega Fund L.P.                   Silverton Management Company Limited,
                                         a private Bermuda corporation, is the
                                         general partner.  Gregory R. Levinson
                                         has voting power and disclaims any
                                         beneficial  ownership.
Purchase Associates, L.P.                Henry Levin
Purchase Associates II, L.P.             Henry Levin
Silverback Master, Ltd.                  Elliot Bossen
Sunrise Partners Limited Partnership     S. Donald Sussman
Xavex Convertible Arbitrage 10 Fund      Bruce McMahon, Saul Schwartzman and
                                         John Gordon


     We prepared the above tables based solely on the information supplied to us by the selling securityholders named in the tables.

The selling securityholders listed in the tables may sell, pledge, gift or otherwise transfer, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes. If such an event occurs, we may file a prospectus supplement identifying any purchaser, pledgee, donee or other transferee. In addition, we may from time to time include additional selling securityholders who hold notes not specifically identified above in an amendment to this registration statement.

Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."


None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that J.P. Morgan Securities Inc. was an Initial Purchaser of the notes in the private placement in July 2003, and an affiliate of J.P. Morgan Securities Inc. (1) was a lender under our $30.0 million revolving credit facility, which has been terminated; and (2) is the institution with which we have two existing irrevocable stand by letter of credit agreements totaling $2.1 million collateralizing the leases for the Dallas and Scottsdale offices. All of the notes are "restricted securities" under the Securities Act prior to their sale under this registration statement.


                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     -     directly  by  the  selling  securityholders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts or commissions or agent's commissions from the selling securityholders or the purchasers of the common stock.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

-     fixed  prices;
-     prevailing  market  prices  at  the  time  of  sale;
-     varying  prices  determined  at  the  time  of  sale;  or
-     negotiated  prices.

     These sales may be effected in transactions (which may involve block transactions):

- on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;
-     in  the  over-the-counter  market;
- in transactions otherwise than on such exchanges or services or in the over-the-counter market; or
-     through  the  writing  of  options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.


The selling securityholders identified by the symbol "#" in the table in the preceding section (Grace Brothers, Ltd. and J.P. Morgan Securities Inc.) are broker-dealers, and, as such they are underwriters within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares each of them may offer for sale, and are subject to the prospectus delivery requirements of the Securities Act as well as to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act. With respect to selling securityholders that are affiliates of broker-dealers, identified by the symbol "+" in the table in the preceding section, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business, and at the time of the purchase such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that any such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post- effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an underwriter within the meaning of the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may be able to sell the notes and the underlying common stock pursuant to an exemption from the registration requirements of the Securities Act rather than making sales pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol "PEGS." We do not intend to apply for listing of the notes on any securities exchange or on the Nasdaq National Market. Accordingly, we cannot assure you that the notes will be liquid or that any trading market for the notes will develop.

     There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus has been passed upon by Locke Liddell & Sapp LLP, Dallas, Texas.

                                     EXPERTS

     The  consolidated  financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table indicates the estimated expenses to be incurred by Pegasus in connection with the offering described in the Registration
Statement:

Securities and Exchange Commission filing fee                          $   6,068
Printing  and  engraving  fees                                           10,000*
Accountants'  fees  and  expenses                                        10,000*
Legal  fees  and  expenses                                               30,000*
Miscellaneous                                                             5,000*
                                                                         -------
          Total                                                       $  61,068*
                                                                      ==========

__________
*  Estimated

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Pegasus may and, in certain cases, must be indemnified by Pegasus against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pegasus. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Pegasus, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article Eight of our Third Amended and Restated Certificate of Incorporation provides that no director of Pegasus shall be liable to Pegasus or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Article  Eight  of  our  Third  Amended  and  Restated  Certificate  of
Incorporation also provides that Pegasus may indemnify to the fullest extent permitted by Delaware law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his estate or legal representative is or was a director, officer, employee or agent of Pegasus or any predecessor of Pegasus or serves or served at any other enterprise as a director, officer, employee or agent at the request of Pegasus or any other predecessor to Pegasus. In addition, Section 7.7 of our Amended and Restated Bylaws provides that Pegasus shall indemnify to the fullest extent authorized or permitted by law any current or former director or officer of Pegasus (or his or her testator or estate) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Pegasus or is or was serving, at the request of Pegasus, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and that, subject to applicable law, Pegasus may indemnify an employee or agent of Pegasus to the extent that and with respect to such proceedings as, the Board of Directors may determine by resolution, in its discretion.

     Reference is also made to the Rights Agreement incorporated by reference herein, pursuant to which certain holders of capital stock of Pegasus named therein have agreed to indemnify officers and directors of Pegasus against certain liabilities under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the event Registrable Securities (as defined therein) held by such holders are included in the securities to be registered pursuant to a public offering by Pegasus.

     Pegasus has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of Pegasus.

ITEM  16.  EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT  NO.     DESCRIPTION
------------     -----------
2.1              Agreement  and  Plan  of  Merger dated November 16, 1999, as amended and restated, among the Company, Pegasus Worldwide,
                 Inc., Rez, Inc., Reed Elsevier, Inc. and  Utell International
                 Group, LTD. (incorporated by reference from Appendix A of the
                 Company's Registration Statement (File No. 333-92683) on Form
                 S-4  filed  on  December  14,  1999)
4.1              Specimen of Common Stock certificate (incorporated by
                 reference from Exhibit 4.1 to the Company's Registration
                 Statement  on Form S-1 (File No.333-28595) declared effective by  the  Commission  on  August  6,  1997)
4.2              Fourth Amended and Restated Certificate of Incorporation
                 (incorporated by reference from Exhibit 3.1 of the Company's
                 Quarterly Report on Form 10-Q filed with the Commission on
                 May 15, 2000)
4.3              Second Amended and Restated Bylaws (incorporated by reference from Exhibit  3.4  to  the  Company's  Registration  Statement
                 on Form S-1 (File No.333-28595)  declared  effective  by  the
                 Commission  on  August  6,  1997)
4.4              Rights Agreement dated June  25, 1996 by and among the Company and certain holders of capital stock of the Company named
                 therein  (incorporated by reference from Exhibit 4.3 to the
                 Company's Registration Statement on Form S-1 (File  No.
                 333-28595) declared effective by the Commission on
                 August 6, 1997)
4.5              Rights Agreement dated as of September 28, 1998 by and between the Company and American Securities Transfer & Trust, Inc.
                 (incorporated by reference from Exhibit 4 of the Company's
                 Current Report on Form 8-K filed with the Commission on
                 October  9,  1998)
4.6              Form of Rights Certificate (incorporated by reference from
                 Exhibit 3 of the Company's Form  8-A filed with Commission on
                 October  9,  1998)
4.7              Form of Note for the Company's 3.875% Convertible Senior Notes
                 due 2023 (included  in  Exhibit  4.8  below)
4.8              Indenture, dated as of July 21, 2003, by and between the
                 Company and JPMorgan Chase Bank, as trustee (incorporated by reference from Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q filed with the Commission on August 14,  2003)
4.9              Registration Rights Agreement, dated as of July 21, 2003, by and between Bear, Stearns & Co. Inc., JPMorgan Securities Inc.
                 and Thomas Weisel Partners LLC  (incorporated  by  reference from  Exhibit  4.7 to the Company's Quarterly Report  on  Form
                 10-Q  filed  with  the  Commission  on  August  14,  2003)
+5.1      Opinion of Locke Liddell & Sapp LLP  as to the legality of the securities  being  registered
+12.1            Computation  of  ratio  of  earnings  to  fixed  charges
*23.1            Consent  of  PricewaterhouseCoopers  LLP
+23.2     Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)
+24.1            Power  of  Attorney  (see  signature  page)
+25.1            Statement  of  Eligibility  of  Trustee  on  Form  T-1

               +  Previously  filed.
               *  Filed  herewith.

     Pegasus will furnish a copy of any exhibit listed above to any shareholder without charge upon written request to Mr. Ric L. Floyd, Secretary, Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206.

ITEM  17.  UNDERTAKINGS

(a)     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of November , 2003.

PEGASUS  SOLUTIONS,  INC.



By:  /s/   JOHN  F.  DAVIS,  III
     -----------------------------
     John  F.  Davis,  III,
     Chief  Executive  Officer  and  Chairman

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



    SIGNATURE                       TITLE                          DATE
    --------                        -----                          ----


By: /s/John F. Davis, III  Chairman, Chief Executive Officer   November 7, 2003
   ----------------------  and President
    John F. Davis, III     (Principal Executive Officer)





  By:     *                 Executive  Vice  President         November 7, 2003
        ----                and  Chief  Financial  Officer
      Susan  K.  Cole       (Principal Financial and
                            Accounting Officer)

  By:     *
       ----
      Michael A. Barnett        Director                     November 7, 2003

  By:   *
       --
      Robert B. Collier         Director                     November 7, 2003

  By:     *
       ----
      William C. Hammett, Jr.  Vice Chairman and Director    November 7, 2003

  By:     *
       ----
      Thomas  F.  O'Toole       Director                     November 7, 2003

  By:     *
       ----
      Pamela  H.  Patsley       Director                     November 7, 2003

  By:     *
       ----
      Jeffrey  A.  Rich         Director                     November 7, 2003

  By:     *
       ----
      Bruce  W.  Wolff          Director                     November 7, 2003

*By: /s/John  F.  Davis,  III
     ------------------------
     John  F.  Davis,  III,
     Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT  NO.                  DESCRIPTION
------------                  -----------
2.1              Agreement  and  Plan  of  Merger dated November 16, 1999, as amended and restated, among the Company, Pegasus Worldwide,
                 Inc., Rez, Inc., Reed Elsevier, Inc. and Utell International
                 Group, LTD. (incorporated by reference from Appendix A of the
                 Company's Registration Statement (File No. 333-92683) on Form
                 S-4  filed  on  December  14,  1999)
4.1              Specimen of Common Stock certificate (incorporated by
                 reference from Exhibit 4.1 to the Company's Registration
                 Statement  on Form S-1 (File No.333-28595) declared effective by  the  Commission  on  August  6,  1997)
4.2              Fourth Amended and Restated Certificate of Incorporation
                (incorporated by reference from Exhibit 3.1 of the Company's
                 Quarterly Report on Form 10-Q filed with the Commission on
                 May 15,  2000)
4.3              Second Amended and Restated Bylaws (incorporated by reference from Exhibit 3.4 to the Company's Registration Statement on
                 Form S-1 (File No.333-28595)  declared  effective  by  the
                 Commission  on  August  6,  1997)
4.4              Rights  Agreement  dated  June  25,  1996  by  and among the
                 Company and certain  holders of capital stock of the Company named therein (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-1
                 (File No. 333-28595) declared  effective by the Commission on
                 August 6, 1997)
4.5              Rights Agreement dated as of September 28, 1998 by and between the Company and American Securities Transfer & Trust, Inc.
                 (incorporated  by reference  from Exhibit 4 of the Company's
                 Current Report on Form 8-K filed with the Commission on
                 October  9,  1998)
4.6              Form of Rights Certificate (incorporated by reference from
                 Exhibit 3 of the Company's Form  8-A filed with Commission  on
                 October  9,  1998)
4.7              Form  of Note for the Company's 3.875% Convertible Senior Notes
                 due 2023 (included  in  Exhibit  4.8  below)
4.8              Indenture, dated as of July 21, 2003, by and between the
                 Company and JPMorgan  Chase  Bank, as trustee (incorporated by reference from Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q filed with the Commission on August 14,  2003)
4.9              Registration Rights Agreement, dated as of July 21, 2003, by and between Bear, Stearns & Co. Inc., JPMorgan Securities Inc.
                 and Thomas Weisel Partners LLC  (incorporated  by  reference from Exhibit 4.7 to the Company's Quarterly Report on Form
                 10-Q filed  with  the  Commission  on  August  14,  2003)
+5.1      Opinion of Locke Liddell & Sapp LLP as to the legality of the securities  being  registered
+12.1            Computation  of  ratio  of  earnings  to  fixed  charges
*23.1            Consent  of  PricewaterhouseCoopers  LLP
+23.2     Consent  of  Locke Liddell & Sapp LLP
                 (included in Exhibit 5.1 hereto)
+24.1            Power  of  Attorney  (see  signature  page)
+25.1            Statement  of  Eligibility  of  Trustee  on  Form  T-1

               +  Previously  filed.
               *  Filed  herewith.